Exhibit 10.01

CONTRIBUTION AGREEMENT
by and between
VALERO TERMINALING AND DISTRIBUTION COMPANY,
and
VALERO ENERGY PARTNERS LP
September 1, 2016

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1
1.1	Defined Terms	1
ARTICLE II TRANSACTIONS		7
2.1	Assignment	7
2.2	Consideration	8
2.3	Proration of Certain Taxes	8
2.4	Certain Adjustments	9
ARTICLE III CLOSING		9
3.1	Closing	9
3.2	Deliveries by VTDC	9
3.3	Deliveries by the Partnership	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VTDC		10
4.1	Organization; Ownership; Preemptive Rights	10
4.2	Authorization	12
4.3	No Conflicts or Violations; No Consents or Approvals Required	12
4.4	Absence of Litigation; Compliance with Law	12
4.5	Bankruptcy	13
4.6	Brokers and Finders	13
4.7	Tax Matters	13
4.8	Title to and Condition of Assets	14
4.9	Financial Matters	14
4.10	No Adverse Changes	14
4.11	Environmental Matters	14
4.12	Contracts	15
4.13	Employees	15
4.14	Investment Company Act	15
4.15	Acquisition as Investment	15
4.16	Conflicts Committee Matters	15
4.17	Opportunity for Independent Investigation	16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		16
5.1	Organization	16
5.2	Authorization	16
5.3	Validly Issued Units	17
5.4	No Conflicts or Violations; No Consents or Approvals Required	17
5.5	Absence of Litigation	17
5.6	Brokers and Finders	17
5.7	Opportunity for Independent Investigation	18
5.8	Acquisition as Investment	18
ARTICLE VI COVENANTS		18
6.1	Additional Agreements	18

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6.2	Further Assurances	18
6.3	Cooperation on Tax Matters	19
6.4	Cooperation for Litigation and Other Actions	19
6.5	Retention of and Access to Books and Records	19
6.6	Tanks Under Construction	20
6.7	NYSE	20
ARTICLE VII INDEMNIFICATION		20
7.1	Indemnification	20
7.2	Defense of Third-Party Claims	21
7.3	Direct Claims	22
7.4	Limitations	22
7.5	Remedies Under Ancillary Documents	22
7.6	Tax Related Adjustments and Tax Reporting of Transactions	23
7.7	Express Negligence Rule	23
ARTICLE VIII MISCELLANEOUS		23
8.1	WAIVERS AND DISCLAIMERS	23
8.2	Expenses	24
8.3	Notices	24
8.4	Severability	25
8.5	Governing Law	25
8.6	Confidentiality	25
8.7	Parties in Interest	26
8.8	Assignment of Agreement	27
8.9	Captions	27
8.10	Counterparts	27
8.11	Integration	27
8.12	Amendment; Waiver	27
ARTICLE IX INTERPRETATION		27
9.1	Interpretation	27
9.2	References, Gender, Number	28

Exhibits:

Exhibit A	—	Amended and Restated Omnibus Agreement Schedules
Exhibit B-1	—	Meraux Terminal Services Schedule
Exhibit B-2	—	Three Rivers Terminal Services Schedule
Exhibit C-1	—	Meraux Lease Agreement
Exhibit C-2	—	Three Rivers Lease Agreement
Exhibit D	—	Assignment Document
Exhibit E	—	Amended Services and Secondment Exhibits
Exhibit F-1	—	Meraux Assignment
Exhibit F-2	—	Three Rivers Assignment

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CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”), is entered into on September 1, 2016, by and between Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), and Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
WHEREAS, VTDC owns (a) all of the issued and outstanding membership interests (the “Meraux Interests”) in Valero Partners Meraux, LLC, a Delaware limited liability company (“Valero Meraux”), which owns certain tankage and related assets located in Meraux, Louisiana and (b) all of the issued and outstanding membership interests (the “Three Rivers Interests” and, together with the Meraux Interests, the “Subject Interests”) in Valero Partners Three Rivers, LLC (“Valero Three Rivers” and, together with Valero Meraux, the “Subject Entities”), which owns certain tankage and related assets located in Three Rivers, Texas;
WHEREAS, (a) VTDC wishes to contribute (directly or indirectly) all of the Subject Interests to the Partnership and (b) subsequent thereto, the Partnership wishes to contribute the Subject Interests to Valero Partners Operating Co. LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Valero Operating”); and
WHEREAS, the Parties wish to enter into, or cause to be entered into, amended and restated schedules (the “Restated Schedules”) to that certain Amended and Restated Omnibus Agreement, dated as of July 1, 2014, among Valero Energy Corporation, a Delaware corporation (“Valero”), the Partnership, Valero Energy Partners GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), and the various other parties thereto, as amended to date (the “Omnibus Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
1.1    Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
“Affiliate” has the meaning set forth in the Partnership Agreement; provided that, for purposes of this Agreement, Valero and its subsidiaries (other than the General Partner and the Partnership and its subsidiaries), including VTDC, on the one hand, and the General Partner and the Partnership and its subsidiaries, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the preamble.
“Amended Services and Secondment Exhibits” has the meaning set forth in Section 3.2(e).
“Ancillary Documents” means, collectively, the Partnership Ancillary Documents and the VTDC Ancillary Documents.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“Assignment Document” has the meaning set forth in Section 3.2(d).
“Books and Records” means all of the records and files primarily related to the Subject Entities or the ownership and operation of the assets owned by the Subject Entities as of the Closing Date, including the minutes books and other corporate records of the Subject Entities and any plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, tax returns and tax work papers, supplier lists, surveys, engineering records, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to Applicable Law, in each case only to the extent primarily related to the Subject Entities or the assets owned by the Subject Entities and existing as of the Closing Date.
“Business” means the assets and operations that are owned by the Subject Entities as of immediately prior to the Effective Time, including the Meraux Terminal Assets and the Three Rivers Terminal Assets.
“Business Day” has the meaning set forth in the Omnibus Agreement.
“Cash Distribution” has the meaning set forth in Section 2.2(a).
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, inquiry, condemnation, audit or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative) before any court or other Governmental Authority or any arbitration proceeding, known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means common units representing limited partner interests in the Partnership.
“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement; (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party; or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement. From and after the Closing Date, Confidential Information disclosed by VTDC to the Partnership that relates to the Subject Entities shall become, and be treated as, Confidential Information of the Partnership disclosed to VTDC.
“Conflicts Committee” has the meaning set forth in the Partnership Agreement.
“Consents” means all notices to, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party.
“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.
“Environmental Laws” has the meaning set forth in the Omnibus Agreement.
“Environmental Permit” has the meaning set forth in the Omnibus Agreement.
“Financial Statements” has the meaning set forth in Section 4.9(a).
“Fundamental Representations” has the meaning set forth in Section 7.4(a).
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning set forth in the recitals.
“Governmental Authority” has the meaning set forth in the Omnibus Agreement.
“Hazardous Substance” has the meaning set forth in the Omnibus Agreement.
“Indemnified Costs” means the Partnership Indemnified Costs and the VTDC Indemnified Costs, as applicable.
“Indemnified Party” means the Partnership Indemnified Parties and the VTDC Indemnified Parties.
“Indemnifying Party” has the meaning set forth in Section 7.2.
“Lease Agreements” has the meaning set forth in Section 3.2(c).
“Losses” has the meaning set forth in the Omnibus Agreement.
“Material Adverse Effect” means, with respect to any Person, any material adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of such Person, or that materially impedes the ability of such Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining, pipeline transportation or terminaling industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“Material Contracts” has the meaning set forth in Section 4.12(a).

“Meraux Assignment” means that certain Bill of Sale and Assignment Agreement effective as of August 31, 2016, by and between Valero Refining-Meraux LLC and Valero Meraux attached hereto as Exhibit F-1.
“Meraux Interests” has the meaning set forth in the recitals.
“Meraux Terminal Assets” means those crude oil, refined products and intermediates storage tanks and other “Transferred Interests,” each as more particularly described in the Meraux Assignment.
“New General Partner Units” has the meaning set forth in Section 2.2(a).
“Omnibus Agreement” has the meaning set forth in the recitals.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 16, 2013, as the same may be amended from time to time.
“Partnership Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Partnership, or its Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by the Partnership, or its Affiliates, contemplated by this Agreement.
“Partnership Indemnified Costs” means any and all Losses that any of the Partnership Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of VTDC hereunder. Notwithstanding anything in the foregoing to the contrary, Partnership Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (a) a third-party Claim for Special Damages or (b) the gross negligence or willful misconduct of VTDC).
“Partnership Indemnified Parties” means the Partnership and its Affiliates, including their respective officers, directors, partners, managers, employees, consultants and equity holders.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permits” means permits, licenses, sublicenses, certificates, approvals, Consents, notices, waivers, variances, franchises, registrations, orders, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.
“Permitted Encumbrances” means with respect to a Person (a) Encumbrances for taxes, impositions, assessments, fees, rents or other governmental charges not yet due and payable or being diligently contested in good faith and which will be paid, if payable, by such Person; (b) Encumbrances of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith and which will be paid, if payable, by such Person; (c) statutory and contractual Encumbrances incurred in the ordinary course of business securing rental, storage, throughput, handling or other fees, charges or obligations owing from time to time to landlords, warehousemen, common carriers and other third parties; (d) easements, restrictive covenants, reservations and exceptions to title, and any defects, imperfections or irregularities of title that do not and could not reasonably be expected to materially interfere with the use of such Person’s assets, as applicable, in a manner consistent with their use by such Person in the ordinary course of business on the day immediately prior to Closing; (e) terms of Contracts and Permits being assigned or transferred in connection with this Agreement or any Ancillary Document; and (f) the terms of the Partnership Ancillary Documents.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Receiving Party Personnel” has the meaning set forth in Section 8.6(d).
“Restated Schedules” has the meaning set forth in the recitals.
“Right-of-Way Consents” has the meaning set forth in the Omnibus Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Damages” means any consequential, indirect, incidental, punitive, exemplary, special or similar damages or lost profits (including any diminution in nature of any investments) suffered directly or indirectly.
“Subject Entities” has the meaning set forth in the recitals.
“Subject Interests” has the meaning set forth in the recitals.
“Terminal Services Schedules” has the meaning set forth in Section 3.2(b).
“third-party action” has the meaning set forth in Section 7.2.
“Three Rivers Assignment” means that certain Bill of Sale and Assignment Agreement effective as of August 31, 2016, by and between Diamond Shamrock Refining Company, L.P. and Valero Three Rivers attached hereto as Exhibit F-2.
“Three Rivers Interests” has the meaning set forth in the recitals.
“Three Rivers Terminal Assets” means those crude oil, refined products and intermediates storage tanks and other “Transferred Interests,” each as more particularly described in the Three Rivers Assignment.
“Under Construction Tanks” has the meaning set forth in Section 2.2(a).
“Unit Consideration” has the meaning set forth in Section 2.2(a).

“Valero” has the meaning set forth in the recitals.
“Valero Meraux” has the meaning set forth in the recitals.
“Valero Operating” has the meaning set forth in the recitals.
“Valero Three Rivers” has the meaning set forth in the recitals.
“VMSC” means Valero Marketing and Supply Company, a Delaware corporation.
“VRT” means Valero Refining-Texas, L.P., a Texas limited partnership.
“VTDC” has the meaning set forth in the preamble.
“VTDC Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by VTDC, or its Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by VTDC, or its Affiliates, contemplated by this Agreement (including, for the sake of clarity, the Meraux Assignment and the Three Rivers Assignment).
“VTDC Indemnified Costs” means any and all Losses that any of the VTDC Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of the Partnership hereunder. Notwithstanding anything in the foregoing to the contrary, VTDC Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (a) a third-party Claim for Special Damages or (b) the gross negligence or willful misconduct of the Partnership).
“VTDC Indemnified Parties” means VTDC and its Affiliates, including Valero, and their respective officers, directors, partners, managers, employees, consultants and equity holders.
“VTDC Tax Obligation” has the meaning set forth in Section 2.3(c).
ARTICLE II
TRANSACTIONS
2.1    Assignment. Subject to all of the terms and conditions of this Agreement and the Assignment Document:
(a)    VTDC hereby agrees to contribute, assign, transfer and convey (i) 2.0% of each of the issued and outstanding Subject Interests to the General Partner and (ii) 98.0% of each of the issued and outstanding Subject Interests to the Partnership; and
(b)    VTDC hereby agrees to cause the General Partner to contribute, assign, transfer and convey such 2.0% of each of the issued and outstanding Subject Interests to the Partnership;

and the Partnership hereby agrees to accept from VTDC and the General Partner all of such Subject Interests, in each case free and clear of all Encumbrances, other than transfer restrictions under applicable federal and state securities laws.
2.2    Consideration.
(a)    In exchange for the contribution of the Subject Interests, the Partnership shall (i) (A) make a cash distribution to VTDC of $276,00,000 (the “Cash Distribution”) and (B) issue 1,149,905 Common Units to VTDC (the “Unit Consideration”) and (ii) issue 23,467 general partner units representing general partner interests in the Partnership (the “New General Partner Units”) to the General Partner.
(b)    The Cash Distribution shall be paid by wire transfer(s) of immediately available funds to the account(s) specified by VTDC, and the Unit Consideration shall be issued to VTDC in book-entry form, in each case within three (3) Business Days of Closing.
2.3    Proration of Certain Taxes.
(a)    On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 120 calendar days thereafter, the real and personal property taxes with respect to the Subject Entities shall be prorated between the Partnership, on the one hand, and VTDC, on the other hand, effective as of the Effective Time, with VTDC being responsible for amounts related to the period prior to but excluding the Effective Time and the Partnership being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
(b)    With respect to any tax return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to any Subject Entity that is not described in Section 2.3(a), VTDC shall (i) cause such tax return to be prepared; (ii) cause to be included in such tax return all tax items required to be included therein; (iii) furnish a copy of such tax return to the Partnership; (iv) cause such tax return to be filed timely with the appropriate taxing authority; and (v) be responsible for the timely payment (and entitled to any refund) of all taxes due with respect to the period covered by such tax return.
(c)    With respect to any tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to any Subject Entity, the Partnership shall (i) cause such tax return to be prepared; (ii) cause to be included in such tax return all tax items required to be included therein, shall furnish a copy of such tax return to VTDC; (iii) file timely such tax return with the appropriate taxing authority; and (iv) be responsible for the timely payment of all taxes due with respect to the period covered by such tax return. The Partnership shall determine the amount of tax due that is not described in Section 2.3(a) with respect to the portion of the period ending on the Closing Date based on a closing of the books method with respect to the applicable Subject Entity (the “VTDC Tax

Obligation”), and shall notify VTDC of its determination of the VTDC Tax Obligation. VTDC shall pay to the Partnership an amount equal to the VTDC Tax Obligation not later than five (5) days after the filing of such tax return. Any refund attributable to tax returns filed pursuant to this Section 2.3(c) shall be apportioned between the Partnership and VTDC in a manner consistent with calculation of the VTDC Tax Obligation.
(d)    If the Partnership, on the one hand, or VTDC, on the other hand, pays any tax agreed to be borne by the other Party hereunder, such other Party shall promptly reimburse the paying Party for the amounts so paid. If either Party receives any tax refund or credit applicable to a tax paid by the other Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
2.4    Certain Adjustments. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the following items shall be prorated between the Partnership, on the one hand, and VTDC, on the other hand, effective as of the Effective Time, with VTDC being responsible for amounts that relate to the period prior to but excluding the Effective Time, and the Partnership being responsible for amounts that relate to the period at and after the Effective Time: (a) rents and other amounts payable under any Contracts to which the Subject Entities are a party or which are otherwise being assigned to the Partnership or its Affiliates by VTDC in connection herewith; (b) fees and charges paid or payable to any Governmental Authority exclusively with respect to any Subject Entity or its assets or operations (including under any Permits assigned to the Partnership or its Affiliates hereunder); and (c) charges for water, sewer, telephone, electricity, natural gas and other utilities serving any assets or operations of the Subject Entities. If any such amounts are not known at Closing, then such proration shall be made based on VTDC’s good faith estimate, with a true-up payment to be made from VTDC to the Partnership, or vice-versa, as promptly as practicable after exact amounts are determined.
ARTICLE III
CLOSING
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on September 1, 2016 (the “Closing Date”), and the Closing is deemed to be effective as of 12:01 a.m., San Antonio, Texas time, on the Closing Date (the “Effective Time”).
3.2    Deliveries by VTDC. At the Closing, VTDC shall deliver, or cause to be delivered, to the Partnership the following:
(a)    counterparts of the Restated Schedules substantially in the form attached hereto as Exhibit A, duly executed by Valero and each applicable subsidiary of Valero (excluding the General Partner and the Partnership and its subsidiaries);
(b)    counterparts of the terminal services schedules substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Terminal Services Schedules”), each duly executed by VMSC;

(c)    counterparts of the lease agreements substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (the “Lease Agreements”), each duly executed by VTDC or the Affiliates of VTDC that are parties thereto;
(d)    a counterpart of the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit D (the “Assignment Document”), duly executed by VTDC and the General Partner;
(e)    counterparts of the Amendment and Restatement of Exhibits to Amended and Restated Services and Secondment Agreement substantially in the form attached hereto as Exhibit E (the “Amended Services and Secondment Exhibits”), duly executed by Valero Services, Inc., Valero Refining Company-Tennessee, L.L.C. and VRT; and
(f)    an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that VTDC is not a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder.
3.3    Deliveries by the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to VTDC the following:
(a)    counterparts of the Restated Schedules, duly executed by the General Partner, the Partnership and its applicable subsidiaries;
(b)    counterparts of the Terminal Services Schedules, each duly executed by Valero Operating;
(c)    counterparts of the Lease Agreements, each duly executed by the Partnership or the Affiliates of the Partnership that are parties thereto;
(d)    a counterpart of the Assignment Document, duly executed by the Partnership; and
(e)    a counterpart of the Amended Services and Secondment Exhibits, duly executed by the General Partner.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VTDC
VTDC hereby represents and warrants to the Partnership that, as of the date of this Agreement:
4.1    Organization; Ownership; Preemptive Rights.
(a)    VTDC is a corporation duly incorporated and validly existing, under the Applicable Laws of the State of Delaware. VTDC has full corporate power and authority to carry on its business and to own and use the assets owned or operated by it and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to VTDC, the Business or the Subject Entities, taken as a whole.
(b)    Valero Meraux is a limited liability company duly formed and validly existing under the Applicable Laws of the State of Delaware. Valero Meraux has full limited liability company power and authority to carry on its business and to own and use the assets owned or operated by it and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole. Valero Meraux does not own or hold an ownership interest in any other entities. VTDC has heretofore delivered to the Partnership true, complete and correct copies of the certificate of formation and limited liability company agreement of Valero Meraux, and no breach or violation thereof has occurred and is continuing.
(c)    Valero Three Rivers is a limited liability company duly formed and validly existing under the Applicable Laws of the State of Delaware. Valero Three Rivers has full limited liability company power and authority to carry on its business and to own and use the assets owned or operated by it and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole. Valero Three Rivers does not own or hold an ownership interest in any other entities. VTDC has heretofore delivered to the Partnership true, complete and correct copies of the certificate of formation and limited liability company agreement of Valero Three Rivers, and no breach or violation thereof has occurred and is continuing.
(d)    The Meraux Interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Valero Meraux, and are fully paid (to the extent required under the limited liability company agreement of Valero Meraux) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). VTDC owns the Meraux Interests free and clear of all Encumbrances, other than transfer restrictions under applicable federal and state securities laws. There is no other membership or equity interest (or any interest convertible into or exchangeable or exercisable for any membership or equity interest) in Valero Meraux that is outstanding.
(e)    The Three Rivers Interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Valero Three Rivers, and are fully paid (to the extent required under the limited liability company agreement of Valero Three Rivers) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). VTDC owns the Three Rivers Interests free and clear of all Encumbrances, other than transfer restrictions under applicable federal and state securities laws. There is no other membership or equity interest (or any interest convertible into or exchangeable or exercisable for any membership or equity interest) in Valero Three Rivers that is outstanding.

(f)    No Person (other than the Partnership and its subsidiaries) has any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any securities of the Subject Entities.
4.2    Authorization. VTDC and each of its Affiliates party to a VTDC Ancillary Document has full corporate, limited partnership or limited liability company power and authority, as the case may be, to execute, deliver, and perform this Agreement and any VTDC Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement by VTDC and of the VTDC Ancillary Documents by each of VTDC and its Affiliates party thereto and the consummation by VTDC and its Affiliates of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, limited partnership or limited liability company action, as the case may be. This Agreement has been duly executed and delivered by VTDC and constitutes, and each VTDC Ancillary Document executed or to be executed by VTDC or any Affiliate thereof party thereto has been, or when executed will be, duly executed and delivered by VTDC or such Affiliate thereof party thereto and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each such party thereto, enforceable against each such party thereto in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
4.3    No Conflicts or Violations; No Consents or Approvals Required. Except with respect to Right-of-Way Consents, the execution, delivery and performance of this Agreement and each VTDC Ancillary Document by VTDC and its Affiliates party thereto does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the certificates of incorporation or bylaws or similar governing documents of VTDC or such Affiliates; (b) violate in any material respect any Applicable Law to which VTDC or such Affiliates is subject or to which any of their respective assets are subject; or (c) result in a breach of, constitute a default under, result in the acceleration of, result in the loss of a material benefit under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under (in each case, with or without notice or lapse of time or both) any Contract to which VTDC or the Subject Entities is a party or by which any such entity is bound, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except with respect to Right-of-Way Consents and Environmental Permits, no Consent of any Governmental Authority or third party is required in connection with the execution, delivery and performance of this Agreement or any VTDC Ancillary Document by VTDC and its Affiliates party thereto or the consummation of the transactions contemplated hereby or thereby.
4.4    Absence of Litigation; Compliance with Law. Except with respect to any Claims under any Environmental Laws which are addressed exclusively in Section 4.11, there is no Claim pending or, to the knowledge of VTDC, threatened against VTDC, the Subject Entities or any of their Affiliates or relating to any of their respective assets which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Business or the

Subject Entities, taken as a whole. To the knowledge of VTDC, the operations and business of each of the Subject Entities have been conducted by the Subject Entities in substantial compliance with all Applicable Laws except (a) as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole, and (b) with respect to Environmental Laws, which are addressed exclusively in Section 4.11.
4.5    Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws with respect to creditors pending against, being contemplated by, or, to the knowledge of VTDC, threatened, against VTDC or the Subject Entities.
4.6    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of VTDC or its Affiliates who is entitled to receive from the Partnership any fee or commission in connection with the transactions contemplated by this Agreement.
4.7    Tax Matters.
(a)    Except as would not result in a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole, (i) all tax returns required to be filed by or with respect to the Subject Entities and their respective assets and operations have been duly filed on a timely basis (taking into account all extensions of due dates) and such tax returns are true, correct and complete; (ii) all taxes owed by the Subject Entities or with respect to their respective assets and operations which are or have become due have been timely paid in full; (iii) there are no Encumbrances for taxes on any of the assets of the Subject Entities, other than those not yet due and payable and which will, if payable, be paid by VTDC; (iv) there is not in force any extension of time with respect to the due date for the filing of any tax return of or with respect to the Subject Entities nor is there any outstanding agreement or waiver by or with respect to the Subject Entities extending the period for assessment or collection of any tax; and (v) there is no pending or, to the knowledge of VTDC, threatened action, audit, required for ruling, proceeding or investigation for assessment or collection of tax and no tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the Subject Entities or their respective assets that has not been resolved.
(b)    Neither of the Subject Entities is a party to any tax allocation or tax sharing agreement that will be binding on such entity after Closing.
(c)    Immediately prior to Closing, the Subject Entities will be partnerships or disregarded entities for federal income tax purposes.

4.8    Title to and Condition of Assets.
(a)    The Subject Entities have good and valid title to their respective assets (including those comprising the Business), free and clear of all Encumbrances other than Permitted Encumbrances. The assets of the Subject Entities, when considered together with the services to be provided pursuant to the Ancillary Documents, are sufficient to conduct the operations and business historically conducted by Valero and its Affiliates with respect to the Business.
(b)    Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole, to the knowledge of VTDC, the assets owned or operated by the Subject Entities are, in the aggregate, in good operating condition and repair (normal wear and tear excepted), free from any material defects (other than Permitted Encumbrances) and suitable for the purposes for which they are currently used.
4.9    Financial Matters.
(a)    VTDC has made available to the Partnership true, complete and correct copies of the audited annual combined balance sheet of the Business as of December 31, 2015 and the related audited combined statement of income for the year then ended and the unaudited combined balance sheet of the Business as of June 30, 2016, and the related unaudited combined statement of income for the six months then ended (collectively, the “Financial Statements”). Except as noted in the Financial Statements (including any notes thereto), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of general and administrative expense allocations and financial footnotes).
(b)    There are no liabilities or obligations of the Subject Entities (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2016; (iii) liabilities or obligations arising under executory Contracts entered into in the ordinary course of business consistent with past practices; (iv) liabilities not required to be presented by GAAP in unaudited financial statements; (v) liabilities or obligations under this Agreement; and (vi) other liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole.
4.10    No Adverse Changes. Since June 30, 2016, except as disclosed in Valero’s public filings with the Securities and Exchange Commission, there has not been any Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole.
4.11    Environmental Matters. Except as do not (individually or in the aggregate) have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole, the

Business and the Subject Entities (a) are in substantial compliance with all applicable Environmental Laws and Environmental Permits; (b) are not the subject of any outstanding administrative or judicial order, judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Subject Entities or their assets and requiring remediation or the payment of a fine or penalty; (c) have all Environmental Permits needed to operate the assets of the Subject Entities as they have been operated immediately prior to Closing; and (d) are not subject to any pending Claims under any Environmental Laws with respect to which VTDC or the Subject Entities have been notified in writing by or on behalf of a plaintiff or claimant.
4.12    Contracts.
(a)    VTDC has made available to the Partnership a correct and complete copy of (i) each Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the Subject Entities and their assets, the loss of which could have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole and (ii) each other Contract to which VTDC or any Subject Entity is a party that provides for revenues to or commitments of a Subject Entity or with respect to its assets in an amount greater than $100,000 during a calendar year. The contracts described in clauses (i) and (ii) are referred to herein as the “Material Contracts.”
(b)    Each Material Contract is in full force and effect, and none of VTDC, the Subject Entities or, to the knowledge of VTDC, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole.
4.13    Employees. The Subject Entities have no employees.
4.14    Investment Company Act. None of VTDC or the Subject Entities is subject to regulation under the Investment Company Act of 1940, as amended.
4.15    Acquisition as Investment. VTDC is acquiring the Unit Consideration for its own account as an investment without the present intent to sell or offer the same to any other Person or effect a distribution of the Unit Consideration. VTDC acknowledges that the Unit Consideration has not been registered pursuant to the Securities Act or any state securities laws, and that none of the Unit Consideration may be transferred except pursuant to registration or an applicable exemption thereunder. VTDC is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
4.16    Conflicts Committee Matters.
(a)    No representation or warranty or other statement made by VTDC in this Agreement, the VTDC Ancillary Documents, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.
(b)    VTDC has not intentionally withheld disclosure from the Conflicts Committee or its advisors of any fact that would, individually or in the aggregate, have a Material Adverse Effect with respect to the Business or the Subject Entities, taken as a whole.
(c)    The projections and budgets provided in writing to the Conflicts Committee (including those provided to any financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with VTDC’s management’s current expectations with respect to the Business and the Subject Entities. All other financial and operational information provided in writing to the Conflicts Committee (including to any financial advisor to the Conflicts Committee) as part of its review of the proposed transaction is derived from and is consistent with VTDC’s, and the Subject Entities’ books and records, as applicable.
4.17    Opportunity for Independent Investigation. VTDC, together with its Affiliates, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated herein and in the Ancillary Documents. VTDC has conducted its own independent review and analysis of the Partnership and the Unit Consideration, including with respect to the Partnership’s liabilities, results of operations, financial condition and prospects, and acknowledges that it has been provided access to personnel, properties, premises and records of the Partnership. In entering into this Agreement, VTDC has relied solely upon the representations, warranties and covenants contained herein and in the Ancillary Documents and upon its own investigation and analysis of the Partnership (such investigation and analysis having been performed by VTDC).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to VTDC that, as of the date of this Agreement:
5.1    Organization. The Partnership is a limited partnership, duly formed and validly existing and in good standing under the Applicable Laws of the State of Delaware.
5.2    Authorization. The Partnership and each Affiliate thereof party to a Partnership Ancillary Document has full limited partnership or limited liability company power and authority to execute, deliver, and perform this Agreement and any Partnership Ancillary Documents to which it is a party. The execution, delivery, and performance by the Partnership of this Agreement and by the Partnership and each Affiliate thereof party to a Partnership Ancillary Document of the Partnership Ancillary Documents to which it is a party and the consummation by the Partnership of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action as the case may be. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each Partnership Ancillary Document executed or to be executed by the Partnership (or Affiliate thereof party thereto) has been, or when executed will be, duly executed and delivered by the Partnership (or Affiliate thereof party thereto) and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership (or Affiliate thereof party thereto), enforceable against such party in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
5.3    Validly Issued Units. Upon issuance in connection with the Closing, the Unit Consideration and the New General Partner Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Limited Partnership Act) and free of any preemptive or similar rights.
5.4    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Partnership of this Agreement and by the Partnership and each Affiliate thereof party to a Partnership Ancillary Document of the Partnership Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the certificate of limited partnership or the agreement of the limited partnership or other similar governing documents of the Partnership or such Affiliates; (b) violate in any material respect any Applicable Law to which the Partnership or such Affiliates is subject; or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which the Partnership is a party or by which the Partnership is bound that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except with respect to Right-of-Way Consents and Environmental Permits, no Consent of any Governmental Authority is required in connection with the execution, delivery and performance by the Partnership of this Agreement and by the Partnership and each Affiliate thereof party to a Partnership Ancillary Document of the Partnership Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.
5.5    Absence of Litigation. There is no Claim pending or, to the knowledge of the Partnership, threatened against the Partnership or its Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of the Partnership to perform its obligations and agreements under this Agreement or the Partnership Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
5.6    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of the Partnership or its Affiliates who is entitled to receive from VTDC any fee or commission in connection with the transactions contemplated by this Agreement.

5.7    Opportunity for Independent Investigation. The Partnership, together with its Affiliates, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated herein and in the Ancillary Documents. The Partnership has conducted its own independent review and analysis of the Subject Entities, including with respect to their liabilities, results of operations, financial condition and prospects, and acknowledges that the Partnership has been provided access to personnel, properties, premises and records of VTDC and the Subject Entities for such purpose. In entering into this Agreement, the Partnership has relied solely upon the representations, warranties and covenants contained herein and in the Ancillary Documents and upon its own investigation and analysis of the Subject Entities (such investigation and analysis having been performed by the Partnership).
5.8    Acquisition as Investment. The Partnership is acquiring the Subject Interests for its own account as an investment without the present intent to sell or offer the same to any other Person or effect a distribution of the Subject Interests, other than the conveyance of the Subject Interests to Valero Operating. The Partnership acknowledges that the Subject Interests are not registered pursuant to the Securities Act or any state securities laws, and that none of the Subject Interests may be transferred except pursuant to registration or an applicable exemption thereunder. The Partnership is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
ARTICLE VI
COVENANTS
6.1    Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to promptly take all such action.
6.2    Further Assurances. After the Closing, each Party shall use its commercially reasonable efforts to take such further actions, including obtaining or transferring to the other Party all necessary Permits, Consents, orders and Contracts, and executing and causing its Affiliates to execute such further documents, as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets and operations to be assigned, transferred, contributed and conveyed to the Partnership in connection with this Agreement. However, due to the age of some of the assets or operations and the difficulties in locating appropriate data with respect to some of the assets included in these operations, it is possible that some of the assets intended to be assigned, transferred, contributed or conveyed ultimately to the Partnership were not identified and therefore are not assigned, transferred, contributed or conveyed (directly or indirectly) to the Partnership as of the Effective Time. To the extent that any assets were not identified but form an integral part of the assets and operations of the Subject Entities and are not needed for the conduct of any of the businesses conducted by Valero and its Affiliates, then the intent of the Parties is that all such unidentified assets are intended to be assigned, transferred, contributed and conveyed to the Partnership pursuant to this Agreement. To the extent any such assets are identified at a later date, the Parties shall take all appropriate action required in order to assign, transfer, contribute or convey such assets to the Partnership. Likewise, to the extent that any assets or operations that are indirectly assigned, transferred, contributed or conveyed to the Partnership hereunder are later identified by the Parties as assets and operations that the Parties did not intend to assign, transfer, contribute or convey to the Partnership, the Parties shall take all appropriate action required to assign, transfer, contribute or convey such assets and operations to VTDC.
6.3    Cooperation on Tax Matters. Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of the Subject Entities for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable hereunder, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
6.4    Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with each other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by either Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Claims or other disputes involving any of the Parties hereto (other than in connection with disputes between the Parties).
6.5    Retention of and Access to Books and Records.
(a)    As promptly as practicable and in any event before 90 days after the Closing Date, VTDC will deliver or cause to be delivered to the Partnership, the Books and Records that are in the possession or control of VTDC or its Affiliates.
(b)    The Partnership agrees to afford VTDC and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to VTDC or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit either Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, the Partnership agrees to provide VTDC and its Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting VTDC and its Affiliates (i) in complying with VTDC’s obligations under this Agreement and any Ancillary Document; (ii) in adjusting, prorating and settling the charges and credits provided for under this Agreement and any

Ancillary Document; (iii) in preparing tax returns; (iv) in responding to or disputing any tax audit; (v) in asserting, defending or otherwise dealing with any Claim or dispute, known or unknown, under this Agreement; (vi) in asserting, defending or otherwise dealing with any third-party Claim or dispute by or against VTDC or its Affiliates relating to the Subject Entities; or (vii) in performing their obligations under the Omnibus Agreement.
(c)    Notwithstanding the foregoing provisions of this Section 6.5 or anything else to the contrary in this Agreement, with respect to any Books and Records the transfer or other disclosure of which to the Partnership would waive (or would reasonably risk the waiver of) any attorney/client, work product, tax practitioner, audit or other privilege relating to the Retained Liabilities, VTDC shall not be required to transfer such Books and Records (or any copies thereof) to the Partnership until the Parties enter into a mutually-agreed joint defense agreement to allow for the sharing of common defense privileged materials.
6.6    Tanks Under Construction. Following the Closing, VTDC agrees that it will complete or cause to be completed, the construction of tank TK-80-2 owned by Valero Meraux and tank TK-201 owned by Valero Three Rivers (collectively, the “Under Construction Tanks”) in an expeditious, diligent and good and workmanlike manner and at VTDC’s sole cost and expense, and the Partnership shall be entitled to participate in all stages of planning, scheduling, implementing and oversight of construction. Any Losses, Claims and Encumbrances that may arise out of the performance of such work on the Under Construction Tanks shall constitute Partnership Indemnified Costs, except to the extent they (a) arise out of the acts, omissions or negligence of any of the Partnership Indemnified Parties or (b) constitute Special Damages (other than Special Damages of the types identified in clauses (a) and (b) of the definition of Partnership Indemnified Costs). Neither VTDC nor its Affiliates shall be entitled to any additional consideration by reason of VTDC’s undertakings in this Section 6.6, other than the consideration set forth in Section 2.2(a), nor shall VTDC’s undertakings in this Section 6.6 affect VTDC’s or its Affiliates’ obligations under the Terminal Services Schedules.
6.7    NYSE. Prior to the issuance of the Unit Consideration, the Partnership shall cause the Unit Consideration to be approved for listing on the New York Stock Exchange.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification. From and after the Closing and subject to the provisions of this Article VII, (a) VTDC agrees to indemnify and hold harmless the Partnership Indemnified Parties from and against any and all Partnership Indemnified Costs and (b) the Partnership agrees to indemnify and hold harmless the VTDC Indemnified Parties from and against any and all VTDC Indemnified Costs. For the avoidance of doubt, but subject to Section 7.5, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents. For purposes of calculating Indemnified Costs (but not determining whether a breach has occurred), no effect shall be given to any qualifications of representations or warranties as to materiality or Material Adverse Effect.

7.2    Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to VTDC or the Partnership, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article VII unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
(a)    The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action; (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(b)    The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect with respect to the Indemnified Party;
(c)    The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third-party action; and
(d)    The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
7.3    Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 7.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
7.4    Limitations. The following provisions of this Section 7.4 shall limit the indemnification obligations hereunder:
(a)    The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VII unless a written claim for indemnification in accordance with Section 7.2 or Section 7.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., San Antonio, Texas time, on or prior to the date that is 18 months after of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of a breach of any representation or warranty contained in Sections 4.1, 4.2, 4.6, 5.1, 5.2 and 5.6 (the “Fundamental Representations”) may be made at any time and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the expiration of such covenant according to its terms.
(b)    An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VII until the amount of all such Indemnified Costs exceeds, in the aggregate, $2,437,500 (with the Indemnifying Party only being responsible for Indemnified Costs in excess of such amount). The aggregate liability of an Indemnifying Party under this Article VII shall not exceed $48,750,000. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of a breach of any Fundamental Representations.
(c)    Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Partnership’s and the other Partnership Indemnified Parties’ and VTDC’s and the other VTDC Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article VII.
7.5    Remedies Under Ancillary Documents. Each Party acknowledges and agrees that this Article VII is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of VTDC to the Partnership Indemnified Parties, on the one hand, or the Partnership to the VTDC Indemnified Parties, on the other hand, pursuant to this Article VII shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of VTDC or the Partnership, respectively, hereunder.
7.6    Tax Related Adjustments and Tax Reporting of Transactions.
(a)    VTDC and the Partnership agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Cash Distribution.
(b)    Except as otherwise provided in clause (iii) of this Section 7.6(b), VTDC and the Partnership further acknowledge and agree that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all tax returns in a manner consistent with such treatment. In this regard, VTDC and the Partnership agree that the Cash Distribution shall be treated (i) as a “debt-financed transfer” to VTDC under Treasury Regulation Section 1.707-5(b) to the extent the cash is traceable under the principles of Treasury Regulation Section 1.163-8T to VTDC’s allocable share, determined under Treasury Regulation Section 1.707-5(b)(2), of indebtedness of the Partnership, (ii) as a reimbursement of capital expenditures (within the meaning of Treasury Regulation Section 1.707-4(d)) with respect to the tankage and related assets owned by either Subject Entity, to the extent that VTDC provides to the Partnership on or before January 15, 2017 a statement that states the amount of qualifying capital expenditures and evidence satisfactory to the Partnership documenting the capital expenditures and their qualification, and (iii) as the proceeds of a sale of assets by VTDC to the Partnership to the extent clause (i), clause (ii), or any other exception to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable. The Parties acknowledge that the Subject Entities are disregarded for federal income tax purposes as entities apart from VTDC. Except with the prior written consent of VTDC, the Partnership agrees to act at all times in a manner consistent with the foregoing intended treatment of the Cash Distribution, including, if required, disclosing the distribution of the Cash Distribution in accordance with the requirements of Treasury Regulation Section 1.707-3(c)(2).
7.7    Express Negligence Rule. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.
ARTICLE VIII
MISCELLANEOUS
8.1    WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY

SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE SUBJECT ENTITIES OR THEIR ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS OF THE SUBJECT ENTITIES GENERALLY, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS OF THE SUBJECT ENTITIES, (B) THE INCOME TO BE DERIVED FROM THE SUBJECT ENTITIES OR THEIR ASSETS, (C) THE SUITABILITY OF THE ASSETS OF THE SUBJECT ENTITIES FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE ASSETS OF THE SUBJECT ENTITIES OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS) OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OF THE SUBJECT ENTITIES. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SUBJECT ENTITIES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION 8.1 SHALL SURVIVE THE ASSIGNMENT, TRANSFER, CONTRIBUTION OR CONVEYANCE OF THE SUBJECT INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 8.1 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SUBJECT ENTITIES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
8.2    Expenses. Except as expressly provided in this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, the Partnership shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the General Partner in connection with this Agreement and the transactions contemplated herein.
8.3    Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided that said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide when delivery is confirmed by the carrier; or (d) if by e-mail, one (1) Business Day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
if to VTDC:
Valero Terminaling and Distribution Company
c/o Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attn: President
Facsimile: (210) 345-2413

if to the Partnership:
Valero Energy Partners LP
c/o Valero Energy Partners GP LLC
One Valero Way
San Antonio, Texas 78249
Attn: President
Facsimile: (210) 370-5161

or to such other address or to such other person as either Party will have last designated by notice to the other Parties.
8.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
8.5    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
8.6    Confidentiality.
(a)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 8.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b)    Required Disclosure. Notwithstanding Section 8.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department for purposes of resolving any dispute that may arise hereunder or for complying with Applicable Law or the rules of any securities exchange applicable to the Party, and the receiving Party shall be entitled to retain any Confidential Information in electronic form stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 8.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys, representatives and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement and any Ancillary Document (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.
(e)    Survival. The obligation of confidentiality under this Section 8.6 shall survive until the second anniversary the Closing Date.
8.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VII and the Parties’ respective Affiliates with respect to Section 8.1) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.8    Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party hereto.
8.9    Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
8.10    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
8.11    Integration. This Agreement, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
8.12    Amendment; Waiver. This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
ARTICLE IX
INTERPRETATION
9.1    Interpretation. It is expressly agreed that this Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)    the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(c)    a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)    each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;
(e)    the term “cost” includes expense and the term “expense” includes cost;
(f)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(g)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(h)    unless the context otherwise requires, all references to time shall mean time in San Antonio, Texas;
(i)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and
(j)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
9.2    References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection” or “Exhibit” shall be to an Article, Section, subsection or Exhibit of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALERO TERMINALING AND DISTRIBUTION COMPANY		VALERO ENERGY PARTNERS LP

By: Valero Energy Partners GP LLC, as the General Partner of Valero Energy Partners LP
By:	/s/ R. Lane Riggs
Name: R. Lane Riggs Title: Executive Vice President

		By:	/s/ Richard F. Lashway
Name: Richard F. Lashway Title: President and Chief Operating Officer

[Signature Page to Contribution Agreement]

EXHIBIT A
Amended and Restated Omnibus Agreement Schedules

EXHIBIT B-1
Meraux Terminal Services Schedule

EXHIBIT B-2
Three Rivers Terminal Services Schedule

EXHIBIT C-1
Meraux Lease Agreement

EXHIBIT C-2
Three Rivers Lease Agreement

EXHIBIT D
Assignment Document

ASSIGNMENT OF MEMBERSHIP INTERESTS
This ASSIGNMENT OF LIMITED LIABILITY COMPANY INTERESTS (the “Assignment”) in Valero Partners Meraux, LLC, a Delaware limited liability company (“Valero Meraux”), and Valero Partners Three Rivers, LLC, a Delaware limited liability company (“Valero Three Rivers” and, together with Valero Meraux, the “Assigned Entities”) is effective as of the Effective Time on September 1, 2016, by and between Valero Terminaling and Distribution Company, a Delaware corporation (the “Assignor”), Valero Energy Partners GP LLC (the “General Partner”) and Valero Energy Partners LP, a Delaware limited partnership (the “Assignee”).
WHEREAS, the Assignor owns 100% of the membership interests of the Assigned Entities (the “Subject Interests”), and desires to assign, transfer, contribute and convey, directly or indirectly, to Assignee all of such Assignor’s right, title and interest in and to the Subject Interests, in accordance with that certain Contribution Agreement, dated as of September 1, 2016, among the Assignor and the Assignee (the “Contribution Agreement” and capitalized terms that are used but not defined herein having the meanings ascribed to them in the Contribution Agreement);
NOW, THEREFORE, for good and valuable consideration, as detailed in the Contribution Agreement, the receipt and sufficiency of which are hereby acknowledged and confessed by the Assignor, the undersigned do hereby agree as follows:
1.    Assignment and Assumption.
(a)     The Assignor does hereby BARGAIN, CONTRIBUTE, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER 2.0% of each of the Subject Interests in accordance with the Contribution Agreement to the General Partner, its successors and assigns, forever. The General Partner hereby accepts the Assignor’s assignment and hereby assumes all obligations attributable to such Subject Interests.
(b)    The Assignor and the General Partner do hereby BARGAIN, CONTRIBUTE, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER the Subject Interests in accordance with the Contribution Agreement to Assignee, its successors and assigns, forever. Assignee hereby accepts Assignor’s and the General Partner’s assignment and hereby assumes all obligations attributable to the Subject Interests.
2.    Admission as Member. The Assignor and the General Partner hereby consent to the admission of the Assignee as a member of each of the Assigned Entities. Immediately following the admission of Assignee as a member of each of the Assigned Entities, the Assignor and the General Partner shall and do hereby withdraw from each of the Assigned Entities as a member of each of the Assigned Entities, and shall thereupon cease to be a member of each of the Assigned Entities, and shall thereupon cease to have or exercise any right or power as a member of each of the Assigned Entities.
3.    General. THIS ASSIGNMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS. This Assignment is binding on and shall inure to the benefit of the signatories hereto and their respective

Exhibit D-1

successors and assigns. This Assignment may be executed in counterparts, including faxed counterparts.
4.    Notwithstanding anything in this Assignment, this Assignment is being executed solely for the purpose of implementing, and carrying out the intentions of the parties under, the Contribution Agreement, and is not intended to enlarge, limit or alter the rights or obligations of any party under the Contribution Agreement. In the event that any provision of this Assignment conflicts with, or is inconsistent with, any provision of the Contribution Agreement, the provisions of the Contribution Agreement shall control.
[Signature page follows.]

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have executed this Assignment effective as of the Effective Time on the Closing Date.

ASSIGNOR: VALERO TERMINALING AND DISTRIBUTION COMPANY
By:
Name:
Title:

GENERAL PARTNER: VALERO ENERGY PARTNERS GP LLC
By:
Name:
Title:

ASSIGNEE: VALERO ENERGY PARTNERS LP By: VALERO ENERGY PARTNERS GP LLC, as general partner of Valero Energy Partners LP
By:
Name:
Title:

Exhibit D-3

EXHIBIT E
Amended Services and Secondment Exhibits

EXHIBIT F-1

Meraux Assignment

EXHIBIT F-2

Three Rivers Assignment